FOURTH AMENDMENT TO AMENDED AND RESTATED AGREEMENT FOR WHOLESALE FINANCING
(Finished Goods – Shared Credit Facility)

This FOURTH Amendment to Amended and Restated Agreement for Wholesale Financing (“Amendment”) is made as of this 30th day of May, 2008, by and between TEXTRON FINANCIAL CORPORATION, a Delaware corporation (“Secured Party”); and Palm Harbor Homes, Inc., a Florida corporation, Palm Harbor Manufacturing, L.P., a Texas limited partnership, and Palm Harbor Marketing, Inc., a Nevada corporation (jointly and severally, individually and collectively, “Borrowers”).

WITNESSETH THAT:

WHEREAS, the Secured Party and Borrowers are parties to a certain Amended and Restated Agreement for Wholesale Financing, Finished Goods – Shared Credit Facility dated May 25, 2004, as amended by a certain First Amendment dated as of June 30, 2005 and a certain Second Amendment dated as of January 19, 2006 and a certain Third Amendment dated as of May 29th, 2007 (as amended, the “Agreement”); and

WHEREAS, the parties hereto desire to amend certain of the terms of the Agreement.

NOW THEREFORE, in consideration of the premises and the mutual obligations hereinafter contained, and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.	All capitalized terms used and not otherwise defined herein shall have the same meanings provided therefore in the Agreement.

2.	Section 37.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“37.1  Covenants.

(a)
Operating Cash Flow. Borrowers covenant that Consolidated Net Cash Provided by Operating Activities, as determined as of the end of and in respect of each fiscal year of the Borrowers (commencing with the fiscal year of the Borrowers ending on March 31, 2009), will not be less than an amount which (i) shall be mutually agreeable among Borrowers and Lender and (ii) shall not be less than (A) Fifteen Million Dollars ($15,000,000) for fiscal year ending March 31, 2009 and for every consecutive fiscal year ending thereafter.

(b)
Minimum Inventory Turn. Borrowers covenant that they will maintain as of the last day of each fiscal quarter ending on or after June 30, 2008, a ratio of (a) Borrowers’ sum of the prior four quarters of Cost of Goods Sold, to (b) Average Inventory, for the prior four quarters, of not less than two point seventy-five to one (2.75:1).

(c)
Minimum Tangible Net Worth. Borrowers covenant that they will maintain a Tangible Net Worth (i) as of the fiscal quarter ending June 30, 2008 through December 31, 2008, of not less than One Hundred Ten Million Dollars ($110,000,000) and (ii) as of the fiscal quarter ending March 31, 2009 and thereafter, of not less than One Hundred Fifteen Million Dollars ($115,000,000).

(d)
Incurrence of Additional Indebtedness. Borrowers shall not borrow or incur any liability in respect of borrowed money indebtedness (including, without limitation, loans, notes, bonds or repurchase obligations in respect of any securitizations), financing leases, liabilities for the deferred purchase price of property (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), liabilities in respect of interest rate swamps or similar instruments or any guaranties in respect of any of the foregoing , in each case unless the Majority Lenders shall have (prior to the incurrence thereof) consented to the same, in writing (which consent shall not be unreasonably withheld or delayed). For the avoidance of doubt, the above restriction (i) does not apply to CountryPlace Mortgage, Ltd. or any other party other than Borrowers and (ii) does not restrict Borrowers’ ability to incur liabilities in respect of letters of credit or capitalized leases. In connection with any request by the Borrowers to incur additional indebtedness otherwise prohibited by this clause (f) and as to which the Borrowers request that the Administrative Agent release or subordinate any portion of the Collateral in favor of another Lender or other party, the Administrative Agent shall not unreasonably withhold or delay the granting of such request; provided that (i) no default or Event or Default has occurred and is continuing under this Agreement or any other agreement; (ii) no default or Event of Default would arise under this Agreement or any other agreement as a result of such incurrence of additional indebtedness; and (iii) the Administrative Agent determines, in its sole discretion, that, after giving effect to such request, the value of the Collateral as to which the Administrative Agent possesses a first priority security interest would be satisfactory to fully support and secure (including with an adequate collateral cushion as the Administrative Agent may determine) the amount of the Total Credit Line and all of the Borrowers’ covenant requirements and other obligations under this Agreement and all other agreements.”

Provided that the Borrowers meet the following two tests, which will be monitored on a monthly basis beginning on June 30, 2008, financial covenants “(a)”, “(b)”, and “(c)” listed above will not be measured for the applicable fiscal quarter end. If the Borrowers fail one or more of the tests in the first two months of the applicable fiscal quarter end, the applicable covenants will be in effect, calculated, and measured for the prior fiscal quarter end. If the Borrowers fail one or more of the tests in the third month of the applicable fiscal quarter end, the applicable covenants will be in effect, calculated, and measured for the current fiscal quarter end. The two tests shall be conducted as follows:

Test One: Loan to Collateral Value. Borrowers will maintain a Loan to Collateral value of no more than 60% as of June 30, 2008, 55% as of September 30, 2008, and 50% as of December 31, 2008 and every month thereafter calculated as TFC Outstandings/Total Finished Goods Inventory.

Test Two: Minimum Liquidity Amount. Borrowers will maintain as of the last day of each month a Liquidity Amount of not less than thirty million dollars ($30,000,000.00) unless cash is used to redeem convertible debt, then a twenty million dollar ($20,000,000) Minimum Liquidity Amount will be allowed through 12/31/08. Beginning on 01/01/09 and thereafter, the thirty million dollar ($30,000,000.00) Minimum Liquidity Amount is required.

3.
Effective as of June 1, 2008, Section 10 of the Agreement is hereby amended by: (A) deleting the words “Prime Rate from time to time in effect plus six tenths of a percent (.6%)” in clause (a) of the first paragraph thereof and inserting in their place the words “LIBOR plus 375 bps” and (B) deleting the words “Prime Rate from time to time in effect plus 3.00%” in clause (b) of the first paragraph thereof and inserting in their place the words “LIBOR plus 500 bps” and (C) deleting the words “Prime Rate from time to time in effect plus six tenths of a percent (.6%)” in clause (i) of the second paragraph thereof and inserting in their place the words “LIBOR plus 375 bps” and (D) deleting the words “Prime Rate from time to time in effect plus 3.00%” in clause (ii) of the second paragraph thereof and inserting in their place the words “LIBOR” plus 500 bps” and (E) deleting the words “Prime Rate from time to time in effect plus 3.00%” in the third paragraph thereof and inserting in their place the words “LIBOR” plus 500 bps”.

4.	The Definition Appendix is hereby amended by inserting as a new definition LIBOR, in the correct alphabetical order, the following:

LIBOR – LIBOR will be based on the highest 30-Day LIBOR from the previous month. For any month, LIBOR shall be the highest rate of 30-Day LIBOR interest published for the prior month by The Wall Street Journal or such other publication as TFC shall select from time to time.

5.	The first paragraph of Section 27 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Termination. This Agreement shall continue from May 25, 2004 until March 31, 2011 (the “Term”). On the last day of such Term (the “Maturity Date”). all Commitments of the Lenders shall. if not previously terminated. terminate and all obligations hereunder outstanding on such last day shall mature and automatically become due and payable. including. without limitation. all outstanding Advances. all accrued and unpaid interest and/or finance charges and all fees, costs and expenses. Borrowers agree to pay all such obligations so maturing on the Maturity Date.”

6.	The Definition of Tangible Net Worth is hereby amended by adding the words “and prepaid expenses” after the word “Intangibles” at the end of the sentence.

7.	Except as amended hereby, the Agreement shall remain in full force and effect. and is in all respects hereby ratified and affirmed.

8.
If any provision of this Amendment is determined to be illegal, invalid or unenforceable. such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal. invalid or unenforceable provisions.

9.
This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original but all of which together shall constitute one and the same instrument. and a facsimile signature shall suffice as an original for all purposes.

IN WITNESS WHEREOF. the parties hereto have caused this Amendment to be executed by their duly authorized officer or representative as of the day and year first above written.

BORROWERS:		SECURED PARTY:

PALM HARBOR HOMES, INC.		TEXTRON FINANCIAL

By:	/s/ Larry Keener	By:	/s/ Brian Courtney
Name: Larry Keener		Name: Brian Courtney
Title: President		Title: Sr. VP, Operations and Credit

PALM HARBOR MARKETING, INC.

By:	/s/ Larry Keener
Name: Larry Keener
Title: President

PALM HARBOR MANUFACTURING, L.P.

By:	Palm Harbor GenPar, LLC
Its:	General Partner

By:	/s/ Larry Keener
Name: Larry Keener
Title: President

Distribution Finance Group, Housing Division
11575 Great Oaks Way, Suite 210
Alpharetta, GA 30022

May 30, 2008

Palm Harbor Homes, Inc.
Revised Program Terms

Borrower:	Palm Harbor Homes, Inc. (the “Borrower”)
Effective Date:	Upon Borrower’s acceptance of terms outlined herein, the effective date shall be June 1, 2008.
Advance Rate:	90% of Invoice
Credit Limit:
$70,000,000 (“Credit Limit”) extension of Committed facility through March 31, 2011 ($50,000,000 “Senior” Component & $20,000,000 “Junior” Component). TFC commits to provide financing to Borrower, as outlined herein, for a 2-year extension of commitment period, provided Borrower is not in default with TFC.

Term:	Expires March 31, 2011
Repayment Terms:	Homes must be Paid in Full at the earlier of the retail sold date or the Maturity Date.
Commitment Fee:	.275% of credit limit on extended facility term, payable at closing.
Pricing:	LIBOR + 375 bps
Payment Delay:
Interest rate charged will be based on highest 30-Day LIBOR from the previous month. For any month, LIBOR shall be the highest rate of 30-Day LIBOR interest published for the prior month by The Wall Street Journal or such other publication as TFC shall select from time to time.

Curtailments/Maturity:	10 business days
Unused Line Fee:	Manufactured Homes – 10% at day 360; Due in Full at day 540 Pay down required if >25% of invoices exceed 360 days

Pre-payment/Early Termination:	1.5% of credit limit – Before 3/31/10 1.0% of credit limit – 4/1/10- 3/31/11
Security Position:	UCC perfected first lien on finished goods and proceeds
Additional Debt:	Additional debt above $75 million with no more than $25 million secured debt requires TFC approval
Financial Covenants:
Monthly tests will be conducted relative to the following:

(a)          Loan to Collateral value no more than 60% at 6/30/08,55% at 9/30/08, 50% at 12/31/08 and each month thereafter.

(b)          Liquidity (Unrestricted Cash and Investments) of at least $30 million at all times, unless cash is used to redeem convertible debt, then a $20 million Minimum Liquidity requirement is allowed through 12/31/08.

Should either of the tests above not be met, then the following financial covenants will be required:

1)               Minimum Tangible Net Worth – $110 million from 6/30/08 through 12/31/08, $115 million at 3/31/09 and thereafter.

2)               Minimum Inventory Turnover – 2.75x as of the last day of each fiscal quarter end.

3)               Year End Operating Cash Flow Covenant (annual test) of $15 million at 3/31/09 and yearly thereafter.

Negative Covenants:	Maximum Effective Advance – 70% of previous quarter total finished goods to qualify for $70 million credit line or 80% of previous quarter total finished goods to qualify for $50 million credit line

This document is only an offering to Borrower. All aspects of the terms of this proposal must be approved by TFC Management and / or TFC Credit Committee.

AGREED & ACCEPTED: Palm Harbor Homes, Inc.

/s/ Kelly Tacke	5/30/08
Kelly Tacke	Date
Chief Financial Officer